EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2013
FOURTH QUARTER RESULTS

• Earnings Per Share Exceeded Guidance;
• Increase in Memory Sales Drove Revenues in the Quarter

FLANDERS, NEW JERSEY (February 3, 2014) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and Advanced Packaging facilities, today announced financial results for the fourth quarter and year ended 2013.

2013 Fourth Quarter Highlights:

•
Received multiple orders for lithography systems, totaling more than $11 million. Sales include a repeat order for the JetStep™ Lithography System for leading-edge Advanced Packaging applications and an order for the PanelPrinter™ 9200 System for flat panel display lithography.

•	Fourth quarter revenue of $44.5 million was in-line with Company guidance.

•	Fourth quarter GAAP net income was $2.1 million, or $0.06 per diluted share; Non-GAAP net income per diluted share was $0.09.

•	Gross margins remained strong at 51 percent for the quarter.

•	Fourth quarter Book-to-Bill ratio exceeded 1.2.

•	Cash and marketable securities increased $8.8 million in the quarter to $167.4 million.

•	Q4 Metrology Business Unit revenue hit a five year high for the quarter, with Company’s flagship MetaPULSE® metal thin film system leading the way with record shipments.

Other 2013 Business Highlights:

•
Received customer acceptance in Q1 of first JetStep System for Advanced Packaging applications, validating the commercialization of the revolutionary 2X stepper total lithography solution. Flexible substrate handling and large exposure field provide critical benefits in wafer level packaging process.

•
In Q2 launched the S3000SX™ Transparent Thin Film Metrology System for 16nm and 14nm nodes and below for front-end applications. The new system features a modular architecture with small site measurement capability offering flexibility and cost of ownership advantage for advanced process nodes.

•
In Q2 purchased selected assets from Tamar Technology; adding 3D measurement capability for Advanced Packaging applications. These patented technologies deliver critical process control metrology for flip-chip copper pillar bumping and other emerging applications.

•
Announced the JetStep Panel Lithography System for Advanced Packaging in Q2. The unique stepper design is driven by the semiconductor Advanced Packaging transition from wafer to panel manufacturing and offers unequaled cost-of-ownership benefits.

•
In Q3 announced three new application-specific configurations of its industry-leading NSX® 320 Automated Macro Defect Inspection System. The suite includes specially designed configurations for wafer level packaging, 2.5D (interposer) and 3DICs using through-silicon-via (TSV) as interconnects.

•
New suite of Yield Management Software solutions gained traction in Advanced Packaging applications as back-end manufacturers adopted front-end strategies to maximize yields with analysis of inspection and metrology data reflecting the longer-term trend of the back-end markets looking more like the front-end.

•	In Q4 Rudolph received a favorable ruling from the U.S. Federal Court of Appeals with respect to its ongoing patent infringement dispute with Integrated Technology Corporation.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “During the fourth quarter, we received two orders for our lithography systems, totaling more than $11 million. Purchase orders include a repeat order for the JetStep Lithography System for leading-edge advanced packaging (AP) applications and a repeat order for a PanelPrinter 9200 System for flat panel display (FPD) lithography. We shipped the JetStep system in January and the PanelPrinter system is scheduled to ship before the end of 2014.

“Our position as a total value-added solutions provider has further strengthened; and in 2013, we continued to make significant customer inroads with our investments in R&D and our technological advancements, resulting in a rich and substantially stronger technology portfolio that has more than doubled in product offerings over the last five years. Our mission is to establish Rudolph as the vendor of choice for Advanced Packaging inspection, metrology, software and photolithography solutions. Our unique business model targets both front-end and back-end growth markets, and provides us a broad and expanding customer base with a more balanced product portfolio across all industry cycles. In fact, the process control and Advanced Packaging (back-end) markets are poised to grow faster than the overall industry, with the Advanced Packaging market showing a 17 percent CAGR over the next five years.”

Mr. McLaughlin concluded, “We believe our chosen markets will benefit from both cyclical and sector growth, comprised of strong demand for our expanding total package of leading-edge solutions. Most importantly there is considerable earnings leverage in our operating model, and we believe the Company is uniquely positioned to deliver notably more shareholder value in 2014.”

Fourth Quarter 2013 Financial Results
Fourth quarter revenue totaled $44.5 million, a 1 percent increase compared with $44.0 million for the 2013 third quarter. During the fourth quarter, international sales represented approximately 82 percent of revenue, while domestic sales accounted for 18 percent. In the 2013 third quarter, international sales represented approximately 69 percent of revenue and domestic sales accounted for 31 percent. In the fourth quarter, revenue from front-end semiconductor customers accounted for approximately 70 percent of revenue, back-end customers accounted for 27 percent and the flat-panel display market accounted for 3 percent.

Gross margin was 51 percent of revenues in both the 2013 fourth and third quarters, and was in line with the Company’s guidance. The fourth quarter gross margin was positively impacted by strong metal metrology sales, and the 2013 third quarter was positively impacted by software revenue above the Company’s target model.

Operating expenses for the fourth quarter of 2013 totaled $21.0 million, a decrease of $0.2 million from $21.2 million in the 2013 third quarter. R&D expenses for the fourth quarter totaled $9.6 million, compared with $10.5 million in the 2013 third quarter. S,G&A expenses for the fourth quarter totaled $10.7 million, compared with $10.1 million in the third quarter of 2013. The decrease in operating expenses was primarily due to a restructuring that occurred in the fourth quarter that reduced the workforce by 3 percent and a re-prioritization of certain R&D projects to better align with market demand. The decrease was partially offset by severance charges recorded in the quarter.

GAAP net income for the fourth quarter of 2013 was $2.1 million, or $0.06 per diluted share, compared with net income of $252 thousand, or $0.01 per diluted share, for the third quarter of 2013. The fourth quarter GAAP net income includes a $1.6 million tax benefit recorded in the quarter primarily related to lower than forecasted net income and adjustments to unrecognized tax benefits. On a non-GAAP basis, fourth quarter 2013 net income was $3.0 million, or $0.09 per diluted share, compared to $2.1 million, or $0.06 per diluted share, in the 2013 third quarter.

Balance Sheet Strength
At December 31, 2013, cash and marketable securities totaled $167.4 million, an increase of $8.8 million from $158.6 million at the end of the 2013 third quarter. Accounts receivable decreased to $53.4 million and inventory decreased to $61.4 million as of December 31, 2013. Working capital increased $100 thousand in the quarter, ending at $256.5 million at December 31, 2013.

Conference Call
Rudolph Technologies will discuss its 2013 fourth quarter and year end results and other matters on a conference call it is hosting today at 4:30 PM EST. To access the live conference call, please dial (888) 603-6873 and reference Conference ID# 33666883. A live audio webcast will also be available to investors on the Company’s website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph’s website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs, restructuring charges and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending.

Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:
Investors:
Steven R. Roth
Senior Vice President & CFO
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
Amy Pauling
952.259.1794
amy.pauling@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	December 31, 2013	December 31, 2012
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$167,372	$169,216
Accounts receivable, net	53,437	57,113
Inventories	61,351	57,948
Prepaid and other assets	6,018	4,301
Total current assets	288,178	288,578
Net property, plant and equipment	13,058	11,909
Intangibles	34,017	27,719
Other assets	36,109	36,378
Total assets	$371,362	$364,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$12,772	$15,696
Other current liabilities	18,918	21,352
Total current liabilities	31,690	37,048
Senior convertible notes	51,751	49,010
Other non-current liabilities	8,918	8,037
Total liabilities	92,359	94,095
Stockholders’ equity	279,003	270,489
Total liabilities and stockholders’ equity	$371,362	$364,584

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
				(Audited)

Revenues	$44,485	$54,299	$176,238	$218,486
Cost of revenues	21,612	25,736	85,506	102,811
Gross profit	22,873	28,563	90,732	115,675
Operating expenses:
Research and development	9,622	9,901	39,994	39,331
Selling, general and administrative	10,717	10,806	41,542	40,225
Amortization	662	498	2,592	1,853
Total operating expenses	21,001	21,205	84,128	81,409
Operating income	1,872	7,358	6,604	34,266
Interest expense, net	1,408	1,097	5,079	4,377
Other expenses (income)	45	229	(8)	482
Income before income taxes	419	6,032	1,533	29,407
Benefit for income taxes	(1,635)	(22,964)	(1,925)	(14,458)
Net income	$2,054	$28,996	$3,458	$43,865

Net income per share:

Basic	$0.06	$0.90	$0.11	$1.36
Diluted	$0.06	$0.88	$0.10	$1.34

Weighted average shares outstanding:

Basic	32,951	32,354	32,783	32,226
Diluted	33,539	33,045	33,388	32,853

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

GAAP operating income	$1,872	$7,358	$6,604	$34,266
Non-GAAP adjustments:
Amortization of intangibles	661	498	2,591	1,853
Acquisition related (1)	—	508	—	879
Litigation costs	238	638	1,215	2,649
Restructuring expenses (2)	322	—	322	—
Share-based compensation	1,071	991	4,106	4,001
Total non-GAAP adjustments	2,292	2,635	8,234	9,382
Non-GAAP operating income	$4,164	$9,993	$14,838	$43,648

GAAP net income	$2,054	$28,996	$3,458	$43,865
Total non-GAAP adjustments	2,292	2,635	8,234	9,382
Other tax adjustments (3)	—	(24,737)	—	(24,540)
Income tax effect of non-GAAP adjustments (4)	(1,326)	(911)	(2,956)	(3,459)
Non-GAAP net income	$3,020	$5,983	$8,736	$25,248

Net income per share:
Basic	$0.09	$0.18	$0.27	$0.78
Diluted	$0.09	$0.18	$0.26	$0.77

1) During the three and twelve month periods ended December 31, 2012, the Company recorded acquisition related expenses of $0.5 million and $0.9 million, respectively, for costs related to the acquisition of Azores Corp. during the fourth quarter and inventory written up to fair value in purchase accounting for the year.

2) During the three and twelve months ended December 31, 2013, the Company recorded restructuring expenses of $0.3 million.
3) Represents a tax valuation allowance reversal of $23.3 million and tax true-up adjustments of $1.3 million recorded during the twelve months ended December 31, 2012.
4) For the twelve month periods ended December 31, 2013 and 2012, the non-GAAP adjustments were taxed at a marginal tax rate of 35.9% and 36.9%, respectively.
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